SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                                  Netflix, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    64110L106
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued in the following page(s))

                               Page 1 of 5 Pages

CUSIP No. 64110L106                  Schedule 13G             Page 2 of 5 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF PERSON

       Fred Alger Management, Inc.      13-2510833
       Fred M. Alger III                ###-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York, St. Kitts


--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
     SHARES             8,995,429
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH              8,995,429
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        8,995,429

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         17.18%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

        Fred Alger Management, Inc.     IA
        Fred M. Alger III               HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    SCHEDULE 13G               Page 3 of 5 Pages

ITEM 1(A).  NAME OF ISSUER:
            Netflix, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            970 University Avenue
            Los Gatos, CA 95032

ITEM 2(A).  NAME OF PERSON FILING:
            1. Fred Alger Management, Inc.
            2. Fred M. Alger III

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
            1. 111 Fifth Avenue, New York, NY 10003
            2. 111 Fifth Avenue, New York, NY 10003

ITEM 2(C).  CITIZENSHIP:
            1. New York
            2. St. Kitts

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            Common Stock

ITEM 2(E).  CUSIP NUMBER:
            64110L106

ITEM 3.     THE PERSON FILING IS A: Investment Adviser and Investment Adviser
                                    Control Person

                                   SCHEDULE 13G                Page 4 of 5 Pages

ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:
               8,995,429

ITEM 4(B).  PERCENT OF CLASS:
               17.18%

ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (1)   sole power to vote or to direct the vote
                     8,995,429

               (ii)  shared power to vote or to direct the vote
                     0

               (iii) sole power to dispose or to direct the disposition of
                     8,995,429

               (iv)  shared power to dispose or to direct the disposition of
                     0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               n/a

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               n/a

                                     SCHEDULE 13G              Page 5 of 5 Pages


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.


ITEM 10.    CERTIFICATION.

                 By signing  below I certify  that,  to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 After  reasonable  inquiry and to the best of my knowledge  and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 Fred Alger Management, Inc.

                                             By: /s/ Fredrick A. Blum,
                                                 -------------------------------
                                                 Fredrick A. Blum,
                                                 Executive Vice President
                                                 February 11, 2005


                                                 Fred M. Alger III

                                             By: /s/ Fredrick A. Blum,
                                                 -------------------------------
                                                 Fredrick A. Blum,
                                                 Attorney-in-fact
                                                 February 11, 2005